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                          [SUMMIT BANK LETTERHEAD]




                         Media Contact:            Investor Relations Contact:
                         Anna Fand, AVP            William S. Burns, SVP
                         Public Relations          Investor Relations
                         (201) 701-2634            (201) 701-2581


FOR IMMEDIATE RELEASE


                   SHAREHOLDERS OF THE SUMMIT BANCORPORATION
                    APPROVE MERGER WITH UJB FINANCIAL CORP.

         Chatham, New Jersey, January 12, 1996--Shareholders of The Summit Bancorporation (NASDAQ:SUBN) approved an agreement and plan of merger between The Summit Bancorporation (SUMMIT) and UJB Financial Corp. (NYSE:UJB) at a special meeting of shareholders held today at the Madison Hotel in Convent Station, New Jersey.

         The agreement and plan of merger provides that SUMMIT's shareholders will receive 0.90 shares of UJB Financial common stock for each share of SUMMIT common stock in a tax-free exchange. Cash will be paid in lieu of fractional shares of UJB Financial common stock. The resulting company will operate under the Summit Bancorp. name and will have approximately $22 billion in assets and $18 billion in deposits. The merger will create New Jersey's second largest bank.

         Subject to regulatory approvals, it is anticipated that the merger of SUMMIT and UJB Financial will close later in the first





                                  - M O R E -
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The Summit Bancorporation
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quarter of this year.  Shareholders of UJB Financial meet later today to vote on the proposed merger.

         The Summit Bancorporation (SUMMIT), headquartered in Chatham, New Jersey, is a single bank holding company established in 1974. At September 30, 1995, SUMMIT had total assets of $5.6 billion. SUMMIT's common stock is traded on the NASDAQ National Market System under the symbol "SUBN."

         SUMMIT's commercial bank subsidiary is Summit Bank which was chartered in 1891 and is headquartered in Summit, New Jersey. Summit Bank operates 89 banking offices in 11 New Jersey counties: Bergen, Essex, Hunterdon, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties.
Summit Bank is a member of the Federal Deposit Insurance Corporation (FDIC).

         UJB Financial is a Princeton-based financial services organization with $15.5 billion in assets and 265 community banking offices of United Jersey Bank in New Jersey and First Valley Bank in eastern Pennsylvania. Its major lines of business include commercial, retail, mortgage banking and investment management. These core businesses offer a full array of financial services to individuals, businesses, nonprofit organizations, government entities and other financial institutions.

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